Exhibit 10.3

RATIFICATION AND ASSUMPTION

This Ratification and Assumption Agreement ("Agreement") is by and between Gastar Exploration Ltd. and Gastar Exploration Texas LP (collectively the "Sellers") and Navasota Resources, LP (the "Buyer").

Sellers have previously entered into a Letter of Intent dated April 27, 2007 (the "LOI") with Chesapeake Energy Corporation and Chesapeake Exploration Limited Partnership (collectively called "Chesapeake"), a copy of which is attached hereto as Exhibit "A", which outlines the terms and conditions for the sale of (i) 10,000,000 shares of Gastar Exploration Ltd. Common stock and (ii) all of the Sellers' interest in the oil and gas leases described in Exhibit "A" attached to the LOI (the "Leases").

By letter dated April 27, 2007, Sellers notified the Buyer of the terms and conditions of the LOI, that Buyer held a preferential right to purchase the Leases on the terms and conditions of the LOI, and requested that Buyer notify the Sellers as to whether the Buyer is electing to exercise the preferential right.

By letter dated May 7, 2007, from the Buyer to the Sellers, the Buyer notified the Sellers that it had elected to exercise the preferential right (“Buyer’s Election Notice”). By letter dated May 7, 2007, from the Sellers to the Buyer (the “Title Defect Letter”), the Sellers acknowledged receipt of Buyer’s Election Notice and disclosed to the Buyer certain title defects identified by Chesapeake (the “May 7 Title Defects”) described on Exhibit A thereto, proposes a subsequent closing within 60 days for the Leases affected by the May 7 Title Defects.

                Accordingly, the parties hereto agree as follows:

1.              The LOI has not been amended or modified, shall remain in full force and effect as between the parties to this Agreement to the full extent as if those parties were the original parties to the LOI, and hereby ratify and accept the LOI as a binding agreement between the parties to this Agreement.

2.              Sellers covenant and agree that the Buyer shall be entitled to all of the rights and benefits of Chesapeake under the LOI (save and except that Buyer will not be entitled to preemptive rights that were granted to Chesapeake pursuant to the Common Share Purchase Agreement dated as of November 4, 2005), and that the Sellers shall be obligated to perform all of its covenants and obligations under the LOI to the same extent as it would had Chesapeake closed the acquisition under the terms and conditions of the LOI.

3.              Buyer assumes and agrees to be bound by all the terms and obligations of the LOI to the same extent as Chesapeake would be had Chesapeake closed the acquisition under the terms and conditions of the LOI.

4.              The Sellers agree under the Title Defect Letter to attempt to cure the Title Defects on or before July 9, 2007. The Sellers shall keep the Buyer apprised of its efforts in such regard. Between the date hereof and July 9, 2007, the Sellers shall sell and the Buyer shall buy, from time to time, such Leases affected by the May 7 Title Defects which are cured to the Buyer's satisfaction, not to be unreasonably withheld or delayed, at a price equal to $7,500 per net mineral leasehold acre conveyed (each such event a "Subsequent Closing"). To schedule a Subsequent Closing, Sellers will deliver written notice to Buyer identifying the Leases as to which Sellers believe they have cured title and the net mineral leasehold acres covered by such Leases. Subject to Buyer's satisfaction that title has been cured (as provided above), and provided the aggregate price to be paid by Buyer for the Leases as to which title has been cured exceeds $500,000, Sellers and Buyer shall hold a Subsequent Closing five (5) business days following receipt of Seller's notice to Buyer; provided that Sellers may at any time deliver notice to Buyer that all remaining title defects that can be cured have been cured in which event a Subsequent Closing will be held notwithstanding the aggregate price to be paid by Buyer for the Leases to be conveyed. Notwithstanding the foregoing, on July 9, 2007 a final Subsequent Closing shall be held at which Sellers shall convey to Buyer all remaining Leases as to which title has been cured to Buyer's reasonable satisfaction, regardless of the aggregate price to be paid by Buyer for the Leases to be conveyed. At each Subsequent Closing, Sellers shall deliver to Buyer a conveyance of the Leases as to which title has been cured in the form attached as Exhibit "B" to the LOI together with releases of any liens or security interests created by, through or under Sellers to the extent not previously provided to Buyer, and Buyer shall deliver to Sellers the purchase price attributable thereto.

--Signature pages to follow--

Executed this 9th day of May, 2007.

NAVASOTA RESOURCES, LP
by its General Partner Alta Mesa GP, LLC

By:	/s/ HARLAN H. CHAPPELLE
Harlan H. Chappelle
President

GASTAR EXPLORATION LTD.

By:	/s/ J. RUSSELL PORTER
J. Russell Porter
President and Chief Executive Officer

GASTAR EXPLORATION TEXAS LP,
by its General Partner, Gastar Exploration Texas, LLC

By:	/s/ J. RUSSELL PORTER
J. Russell Porter
President

Exhibit A

GASTAR EXPLORATION LTD.
1331 Lamar “Street, Suite 1080
Houston, Texas 77010
Phone (713) 739-1800
Fax (713) 739-0458

April 27, 2007

Mr. Aubrey K. McClendon
Chairman and CEO
Chesapeake Energy Corporation
6100 N. Western Avenue
Oklahoma City, Oklahoma 73118

RE: Letter of Intent

Dear Mr. McClendon:

When executed by the parties, this letter shall constitute a Letter of Intent (the “LOI”) by and between Gastar Exploration Ltd. and/or its affiliate Gastar Exploration Texas LP (collectively “Gastar”) and Chesapeake Energy Corporation and/or its affiliate Chesapeake Exploration Limited Partnership (collectively “Chesapeake”), relating to a single transaction involving the purchase of Gastar stock and interests in oil and gas leases located in Roberson and Leon Counties, Texas (the “Transaction”).

The purpose of this LOI is to set forth the terms upon which Chesapeake shall purchase from Gastar and Gastar shall sell to Chesapeake all of Gastar's leasehold interests in the oil and gas leases described on Exhibit “A” attached hereto and made a part hereof (the “Leases”).

A.	Purchase of Leases and Stock

1)	Gastar represents that Gastar’s total net ownership in the Leases is 9,633.75 net leasehold acres.

2)
Gastar's obligation to sell the Leases at the price and on the terms set forth herein is subject to the condition precedent that Chesapeake will, simultaneously with the purchase of the Leases, also acquire ten million (10,000,000) newly issued shares of Gastar Exploration Ltd.'s common stock (the "Purchase Shares"). At Closing Chesapeake shall purchase, and Gastar shall issue, sell and assign to Chesapeake, the Purchase Shares and the Leases for total consideration of $92,253,125, (the "Purchase Price"). The Purchase Price will be allocated to the Purchase Shares and the Leases based on a price of USD $2.00 per share for the Purchase Shares and $7,500 per net leasehold acre for the Leases. While for accounting purposes certain values are being placed on the various components of the Transaction, the parties acknowledge and agree that the consideration attributable to the matters covered hereby were not derived separately but were negotiated as a whole and that the transactions will not be consummated without each of the matters covered hereby being completed.

3)
The Leases assigned from Gastar to Chesapeake shall be subject to all existing burdens of record, contracts and obligations including existing contractual overriding royalty interests, after payout “back in” working interests and existing acreage dedications and processing volume commitments under natural gas sales agreements.

4)
Gastar represents to Chesapeake that the Leases contain contractual lease extension language that grants the Lessee the option to extend each Lease (with the exception of Leases covering approximately 35.42 net leasehold acres) for a two year period by tendering a defined payment to Lessor. Gastar shall be responsible for tendering the contractual lease extension payments for all Leases with an expiration date prior to August 1, 2007, provided that after closing of the Transaction, such extension payment will be tendered to Chesapeake with a notice letter fully describing the Leases to be extended pursuant thereto and, upon receipt of such payment Chesapeake will cause the Lease or Leases covered thereby to be extended. For Leases with expiration dates after August 1, 2007 through May 4, 2008, Chesapeake shall be responsible for tendering contractual lease extension payments and shall invoice Gastar for its proportionate share of the contractual lease extension payments. The amount invoiced to Gastar shall be calculated based on the existing contractual lease extension language in each Lease and Gastar’s undivided ownership interest in each such Lease immediately prior to closing of the Transaction. Within 30 days of receipt of the lease extension payment invoice from Chesapeake, along with payment documentation, Gastar shall tender its proportionate share of the lease extension payments to Chesapeake. Gastar will have no obligation for payment of lease extensions for leases expiring after May 4, 2008.

Gastar shall use commercially reasonable efforts to extend the existing 35.42 net leasehold acres of Leases that do not contain extension language or enter into new leases with respect to such acreage on substantially the same terms as the existing leases but in any event terms consistent with the market at the time of renewal. If Gastar fails to obtain an extension or a new lease on such terms for the 35.42 net acres within 90 days after the applicable termination of such lease, Gastar will refund to Chesapeake $7,500 per net acre for the portion of such Leases that are not extended by extensions or new leases. In addition, in the event that prior to closing the Transaction the parties determine there is a title failure with respect to any of the Leases, the purchase price will be reduced by an amount equal to $7,500 times the number of net acres affected by such title failure.

5)
Transfer of title to the Leases shall be made by special warranty under the terms of which Gastar shall, subject to customary permitted encumbrances, warrant and defend title to the leasehold/working interests assigned to Chesapeake against every person lawfully claiming the interests assigned or any part thereof by, through or under Gastar, but not otherwise. The assignment of Gastar’s interests in the Leases from Gastar to Chesapeake shall be made on the form attached hereto and made a part hereof as Exhibit “B”.

6)	Chesapeake shall have reasonable access to any Gastar records pertaining to the Leases prior to, and after Closing.

7)	Within 30 days of completion Gastar shall receive, from Chesapeake, free of cost, all well information for each well drilled on the lands subject to the Leases or lands pooled therewith.

7)
The purchase of the Purchase Shares will be subject to the terms and conditions of a Common Share Purchase Agreement mutually agreeable to Gastar and Chesapeake, but in substantially the form attached hereto as Exhibit “C”.

B.
Interdependent Obligations The purchase and issuance of the Purchase Shares and the purchase and sale of the Leases are each part of a single Transaction with each part contingent on the successful closing of the other. Neither party will be required to close on less than the entire Transaction contemplated hereby. Chesapeake and Gastar each acknowledge and agree that: (i) it is a condition precedent to Gastar’s obligation to consummate the Transaction that Chesapeake acquires both the Purchase Shares and the Leases; and (ii) it is a condition precedent to Chesapeake’s obligation to consummate the Transaction that Gastar sell to Chesapeake both the Purchase Shares and the Leases.

The Closing shall occur at a mutually agreeable location on the date that is two (2) local business days after the expiration of the ten (10) day right of first refusal and/or preferential right held by third parties under that certain Operating Agreement dated July 7, 2000 applicable to the Leases. In the event a right of first refusal and/or preferential right is exercised with respect to the entire Transaction, this LOI will not be deemed terminated unless the party exercising such right consummates the entire Transaction within two (2) local business days after the end of the ten (10) day preferential right period.

The undersigned are bound by the terms of this LOI immediately upon their execution of this document.

Sincerely,

GASTAR EXPLORATION LTD.

/s/ J. RUSSELL PORTER

J. Russell Porter
President and Chief Executive Officer

GASTAR EXPLORATION TEXAS LP,
By its General Partner, Gastar Exploration
Texas LLC

/s/ J. RUSSELL PORTER

J. Russell Porter
President

Agreed to and accepted this 27th day of April, 2007.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ DOUGLAS J. JACOBSON
Douglas J. Jacobson, Executive Vice President

CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP

By:	Chesapeake Operating, Inc., General Partner

By:	/s/ DOUGLAS J. JACOBSON
Douglas J. Jacobson, Executive Vice President